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                                                                   EXHIBIT 12.01


                        NATURAL MICROSYSTEMS CORPORATION

    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
                        (Amounts in thousands of dollars)

                                                         1995                1996                1997               1998
                                                         ----                ----                ----               ----
Pre-tax income (loss) from continuing operations      $   4,200            $   3,065          $   7,319         $ (10,057)
                                                      =========            =========          =========         =========

Fixed charges:
Interest expense                                             31                   88                 34               119
Amortization of preferred stock                               -                    -                  -                 -
Building rentals - 33%                                      105                  188                396               429
Capital leases                                               23                    -                 38                 -
                                                      ---------            ---------          ---------         ---------
    Total fixed charges                               $     159            $     276          $     468         $     548
                                                      =========            =========          =========         =========

Pre-tax income (loss) from continuing operations
  plus fixed charges                                  $   4,359            $   3,341          $   7,787         $  (9,509)
                                                      =========            =========          =========         =========

Ratio of earnings to fixed charges                         27.5                 12.1               16.6            Note A
                                                      =========            =========          =========         =========

Preferred stock dividends                                     -                    -                  -                 -
                                                      ---------            ---------          ---------         ---------

    Total fixed charges and preferred dividends       $     159            $     276          $     468         $     548
                                                      =========            =========          =========         =========

Ratio of earnings to fixed charges and preferred
  dividends                                                27.5                 12.1               16.6            Note A
                                                      =========            =========          =========         =========


                                                         1999                30-JUN-99              30-JUN-00
                                                         ----                ---------              ---------
Pre-tax income (loss) from continuing operations     $ (16,634)               $ (11,093)             $     526
                                                     =========                =========              =========

Fixed charges:
Interest expense                                           239                       85                     59
Amortization of preferred stock                              -                        -                      -
Building rentals - 33%                                     594                      428                    390
Capital leases                                               -                        -                      -
                                                     ---------                ---------              ---------
    Total fixed charges                              $     833                $     513              $     449
                                                     =========                =========              =========

Pre-tax income (loss) from continuing operations
  plus fixed charges                                 $ (15,801)               $ (10,580)             $     975
                                                     =========                =========              =========

Ratio of earnings to fixed charges                      Note A                   Note A                    2.2(Note B)
                                                     =========                =========              =========

Preferred stock dividends                                    -                        -                      -
                                                     ---------                ---------              ---------

    Total fixed charges and preferred dividends      $     833                $     513              $     449
                                                     =========                =========              =========

Ratio of earnings to fixed charges and preferred
  dividends                                             Note A                   Note A                    2.2(Note B)
                                                     =========                =========              =========


NOTES:

A: Due to Natural MicroSystems Corporation's losses in these periods, the ratio coverage was less than 1:1. Natural MicroSystems would have needed to generate additional earnings of $10,057, $16,634 and $11,093 for the years ending December 31, 1998 and 1999 and six months ending June 30, 1999, respectively, to achieve a coverage ratio of 1:1.

B: Included in earnings for the six-month period ended June 30, 2000 was a nonrecurring gain of $1,898 before income taxes relating to the sale of NMS's investments in two privately held companies. If such sales had not occurred, the total additional earnings needed to achieve a 1:1 coverage ratio of earnings to fixed charges and earnings to fixed charges and preferred dividends would have been $1,372.